EXHIBIT 99.1

DATE:	10/19/04

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania St., Indianapolis, IN 46280

CONTACT:	Michael B. Berry, Investor Relations Phone: 317-574-2865

STANDARD MANAGEMENT
Strengthens Its Board With Two New Additions

     (Indianapolis, IN) Standard Management Corporation (NASDAQ: SMAN) announced the appointment of Michael G. Browning of Indianapolis, IN and Dan B. French, Jr. of Detroit, MI to its board of directors.

     Michael G. Browning

     Mr. Browning is the Chairman and President of Browning Investments, Inc. He is lead director of Cinergy Corp., one of the nation’s largest energy companies. He serves as a member of Cinergy’s executive and corporate governance committees and chairs the compensation committee. Mr. Browning is a 1968 graduate of the University of Notre Dame.

     Dan B. French, Jr.

     Mr. French is President of Leonard Capital Markets. Over the last 18 years, Mr. French has distinguished himself as a leader in corporate finance for small to medium-sized businesses specializing in mergers and acquisitions, public offerings and private placements. Mr. French comes from a long line of financial leaders well known in the Michigan banking community. Mr. French graduated from Georgetown University and holds a M.B.A. degree from the University of Detroit.

     Ronald D. Hunter, Chairman and CEO, stated, “With the addition of these individuals, the goal of achieving excellence in corporate direction and governance is significantly enhanced.”

     Standard Management is a financial holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-2865 or via the Internet at http://www.SMAN.com.

     The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company’s hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, but are not limited to, predictions of future revenues, expectation of growth rates, new business, and acquisitions.